November 2024

Preliminary Pricing Supplement No. 4,663

Registration Statement Nos. 333-275587; 333-275587-01

Dated November 1, 2024

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Dual Directional Knock-Out Notes With Daily Trigger Monitoring due May 7, 2026

Based on the Value of the S&P 500® Futures Excess Return Index

Fully and Unconditionally Guaranteed by Morgan Stanley

The notes are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The notes will pay no interest and will have the terms described in the accompanying product supplement, index supplement and prospectus, as supplemented and modified by this document. The payment at maturity on the notes will be determined as follows: If the index closing value of the underlying index has remained greater than or equal to the downside knock-out level, which is 75% of the initial index value, on each index business day during the term of the notes, we will pay per note at maturity: (i) if the final index value is greater than the upside threshold value, the stated principal amount of $1,000 plus a return reflecting 400% of the appreciation of the underlying index beyond the upside threshold value, subject to the maximum upside payment at maturity, or (ii) if the final index value is less than or equal to the upside threshold value but is greater than or equal to the initial index value, the stated principal amount of $1,000, or (iii) if the final index value is less than the initial index value, the stated principal amount plus a positive return equal to the absolute value of the percentage decline, which will effectively be limited to a positive return of 25%. However, if the index closing value of the underlying index is less than the downside knock-out level on any index business day during the term of the notes, a trigger event will have occurred and, at maturity, we will pay per note only the stated principal amount of $1,000, without any positive return on the notes. The notes are for investors who are concerned about principal risk but seek an equity index-based return, determined as set forth herein, and who are willing to forgo current income and uncapped participation in the appreciation of the underlying index in exchange for the repayment of principal at maturity plus the possibility of benefitting from either the upside leverage or the absolute return feature, each of which is applicable to a limited range of performance of the underlying index but only if the index closing value of the underlying index has remained greater than or equal to the downside knock-out level on each index business day during the term of the notes. The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

The underlying index measures the performance of the nearest maturing quarterly E-mini S&P 500 futures contract (the “futures contract”) trading on the Chicago Mercantile Exchange (the “CME”). The futures contract references the S&P 500® Index (the “reference index”). For more information about the S&P 500® Index, see the accompanying index supplement. For more information about the underlying index, see “Annex A — S&P 500® Futures Excess Return Index” beginning on page 15.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

Summary Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Aggregate principal amount:	$
Pricing date:	November 4, 2024
Original issue date:	November 7, 2024 (3 business days after the pricing date)
Maturity date:	May 7, 2026
Interest:	None
Underlying index:	S&P 500® Futures Excess Return Index
Trigger event:

A trigger event occurs if, on any index business day from but excluding the pricing date to and including the valuation date, the index closing value of the underlying index is less than the downside knock-out level. If a trigger event occurs on any index business day during the term of the notes, you will receive at maturity only the stated principal amount of $1,000.

Payment at maturity:

The payment at maturity will depend on whether or not a trigger event has occurred and will be determined as follows:

●If a trigger event HAS NOT occurred on any index business day during the term of the notes up to and including the valuation date:

●If the final index value is greater than the upside threshold value:

$1,000 + ($1,000 × upside strike return × 400%)

In no event will this amount exceed the maximum upside payment at maturity.

●If the final index value is less than or equal to the upside threshold value but is greater than or equal to the initial index value:

$1,000

●If the final index value is less than the initial index value:

$1,000 + ($1,000 × absolute index return)

In this scenario, you will receive a 1% positive return on the notes for each 1% negative return on the underlying index. In no event will this amount exceed the stated principal amount plus $250 per note.

●If a trigger event HAS occurred on any index business day during the term of the notes up to and including the valuation date:

$1,000

Maximum upside payment at maturity:	$1,200 per note (120% of the stated principal amount).
Initial index value:	, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Upside threshold value:	, which is 105% of the initial index value
Downside knock-out level:	, which is 75% of the initial index value
Index return:	(final index value – initial index value) / initial index value
Upside strike return:	(final index value – upside threshold value) / initial index value
Absolute index return:	The absolute value of the index return
Valuation date:	May 4, 2026, subject to postponement for non-index business days and certain market disruption events
CUSIP:	61776WTN3
ISIN:	US61776WTN33
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $980.10 per note, or within $25.00 of that estimate. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public(1)	Agent’s commissions and fees(2)	Proceeds to us(3)
Per note	$1,000	$	$
Total	$	$	$

(1)The notes will be sold only to investors purchasing the notes in fee-based advisory accounts.

(2)MS & Co. expects to sell all of the notes that it purchases from us to an unaffiliated dealer at a price of $ per note, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per note. MS & Co. will not receive a sales commission with respect to the notes See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for equity-linked notes.

(3)See “Use of proceeds and hedging” on page 13.

The notes involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 6.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. Please also see “Additional Terms of the Notes” and “Additional Information About the Notes” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

 Product Supplement for Equity-Linked Notes dated November 16, 2023  Index Supplement dated November 16, 2023

 Prospectus dated April 12, 2024

Morgan Stanley Finance LLC

Dual Directional Knock-Out Notes With Daily Trigger Monitoring due May 7, 2026

Based on the Value of the S&P 500® Futures Excess Return Index

Investment Summary

Dual Directional Knock-Out Notes With Daily Trigger Monitoring

The Dual Directional Knock-Out Notes With Daily Trigger Monitoring due May 7, 2026 Based on the Value of the S&P 500® Futures Excess Return Index (the “notes”) offer a positive return based on the performance of the underlying index but only if the index closing value of the underlying index has remained greater than or equal to the downside knock-out level on each index business day during the term of the notes. The notes provide investors:

￭an opportunity to gain leveraged upside exposure for a limited range of performance of the S&P 500® Futures Excess Return Index

￭an opportunity to obtain a positive return for a limited range of negative performance of the S&P 500® Futures Excess Return Index

￭the repayment of principal at maturity, subject to our creditworthiness

If the index closing value of the underlying index has remained greater than or equal to the downside knock-out level on each index business day during the term of the notes, we will pay per note at maturity: (i) if the final index value is greater than the upside threshold value, the stated principal amount of $1,000 plus a return reflecting 400% of the appreciation of the underlying index beyond the upside threshold value, subject to the maximum upside payment at maturity, or (ii) if the final index value is less than or equal to the upside threshold value but is greater than or equal to the initial index value, the stated principal amount of $1,000, or (iii) if the final index value is less than the initial index value, the stated principal amount plus a positive return equal to the absolute value of the percentage decline, which will effectively be limited to a positive return of 25%. However, if the index closing value of the underlying index is less than the downside knock-out level on any index business day during the term of the notes, a trigger event will have occurred and, at maturity, we will pay per note only the stated principal amount of $1,000, without any positive return on the notes. All payments on the notes, including the repayment of principal at maturity, are subject to our credit risk.

Maturity:	1.5 years
Downside knock-out level:	75% of the initial index value, monitored daily throughout the term of the notes
Maximum upside payment at maturity:	$1,200 per note (120% of the stated principal amount)
Interest:	None

The original issue price of each note is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date will be less than $1,000. We estimate that the value of each note on the pricing date will be approximately $980.10, or within $25.00 of that estimate. Our estimate of the value of the notes as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the underlying index. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the upside threshold value, the downside knock-out level and the maximum upside payment at maturity, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the underlying index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes, and, if it once chooses to make a market, may cease doing so at any time.

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Morgan Stanley Finance LLC

Dual Directional Knock-Out Notes With Daily Trigger Monitoring due May 7, 2026

Based on the Value of the S&P 500® Futures Excess Return Index

Key Investment Rationale

Dual Directional Knock-Out Notes With Daily Trigger Monitoring offer investors potential upside exposure to the performance of the underlying index but only if a trigger event does not occur. They are for investors who are concerned about principal risk but seek an equity index-based return, determined as set forth herein, and who are willing to forgo current income and uncapped participation in the appreciation of the underlying index in exchange for the repayment of principal at maturity plus the possibility of benefitting from either the upside leverage or the absolute return feature, each of which is applicable to a limited range of performance of the underlying index but only if the index closing value of the underlying index has remained greater than or equal to the downside knock-out level on each index business day during the term of the notes. If the index closing value of the underlying index has remained greater than or equal to the downside knock-out level on each index business day during the term of the notes, we will pay per note at maturity: (i) if the final index value is greater than the upside threshold value, the stated principal amount of $1,000 plus a return reflecting 400% of the appreciation of the underlying index beyond the upside threshold value, subject to the maximum upside payment at maturity, or (ii) if the final index value is less than or equal to the upside threshold value but is greater than or equal to the initial index value, the stated principal amount of $1,000, or (iii) if the final index value is less than the initial index value, the stated principal amount plus a positive return equal to the absolute value of the percentage decline, which will effectively be limited to a positive return of 25%. However, if the index closing value of the underlying index is less than the downside knock-out level on any index business day during the term of the notes, a trigger event will have occurred and, at maturity, we will pay per note only the stated principal amount of $1,000, without any positive return on the notes.

Trigger Event

A trigger event occurs if, on any index business day from but excluding the pricing date to and including the valuation date, the index closing value of the underlying index is less than the downside knock-out level. If a trigger event occurs on any index business day during the term of the notes, you will receive at maturity only the stated principal amount of $1,000, without any positive return on your investment.

Scenario 1 – A Trigger Event Does Not Occur and the Underlying Index Appreciates Beyond the Upside Threshold Value

If a trigger event has not occurred (meaning that the index closing value of the underlying index has remained greater than or equal to the downside knock-out level on each index business day during the term of the notes) and the final index value is greater than the upside threshold value, you will receive for each note that you hold $1,000 plus a return reflecting 400% of the upside strike return, subject to the maximum upside payment at maturity of $1,200 (120% of the stated principal amount).

Scenario 2 – A Trigger Event Does Not Occur and the Underlying Index Appreciates But Does not Appreciate Beyond the Upside Threshold Value

If a trigger event has not occurred (meaning that the index closing value of the underlying index has remained greater than or equal to the downside knock-out level on each index business day during the term of the notes) and the final index value is less than or equal to the upside threshold value but is greater than or equal to the initial index value, you will receive only the stated principal amount of $1,000 per note.

Scenario 3 – A Trigger Event Does Not Occur and the Underlying Index Depreciates

If a trigger event has not occurred (meaning that the index closing value of the underlying index has remained greater than or equal to the downside knock-out level on each index business day during the term of the notes) and the final index value is less than the initial index value, the notes pay a 1% positive return for each 1% negative return on the underlying index. The maximum return at maturity you may receive in this scenario is a positive return of 25%.

Scenario 4 – A Trigger Event Occurs

If a trigger event has occurred (meaning that the index closing value of the underlying index is less than the downside knock-out level on any index business day during the term of the notes), you will receive at maturity only the stated principal amount of $1,000 per note, without any positive return on the investment.

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Morgan Stanley Finance LLC

Dual Directional Knock-Out Notes With Daily Trigger Monitoring due May 7, 2026

Based on the Value of the S&P 500® Futures Excess Return Index

Hypothetical Payout on the Notes

The following hypothetical examples illustrate how to calculate the payment at maturity on the notes. The following examples are for illustrative purposes only. The payment at maturity on the notes is subject to our credit risk. The below examples are based on the following terms. The actual initial index value, upside threshold value and downside knock-out level will be determined on the pricing date.

Stated Principal Amount:	$1,000 per note
Hypothetical Initial Index Value:	500
Hypothetical Upside Threshold Value:	525 (105% of the hypothetical initial index value)
Hypothetical Downside Knock-Out Level:	375 (75% of the hypothetical initial index value)
Maximum upside payment at maturity:	$1,200 per note
Interest:	None

EXAMPLE 1: A Trigger Event HAS occurred.

In this example, the index closing value of the underlying index is less than the downside knock-out level on any index business day during the term of the notes. Therefore, a trigger event has occurred and investors receive at maturity only the stated principal amount of $1,000, regardless of the performance of the underlying index. The investor would not participate in any performance of the underlying index and would not receive any positive return on the notes because a trigger event has occurred.

EXAMPLE 2: A Trigger Event HAS NOT occurred and the underlying index increases by 80% from the initial index value to the final index value.

Final index value		900
Upside strike return	=	(900 – 525) / 500 = 75%
Payment at maturity	=	$1,000 + ($1,000 × upside strike return × 400%), subject to the maximum upside payment at maturity
	=	$1,000 + ($1,000 × 75% × 400%), subject to the maximum upside payment at maturity
	=	$1,200

In this example, the index closing value of the underlying index has remained greater than or equal to the downside knock-out level on each index business day during the term of the notes. Therefore, a trigger event has not occurred, and as the final index value is above the upside threshold value, investors receive a return at maturity reflecting 400% of the upside strike return, subject to the maximum upside payment at maturity. Under the terms of the notes, investors will realize the maximum upside payment at maturity at a final index value of 110% of the initial index value. Therefore, in this example, investors receive only the maximum upside payment at maturity of $1,200 per note, even though the underlying index has appreciated significantly.

EXAMPLE 3: A Trigger Event HAS NOT occurred and the underlying index increases by 8% from the initial index value to the final index value.

Final index value		540
Upside strike return	=	(540 – 525) / 500 = 3%
Payment at maturity	=	$1,000 + ($1,000 × upside strike return × 400%), subject to the maximum upside payment at maturity
	=	$1,000 + ($1,000 × 3% × 400%), subject to the maximum upside payment at maturity
	=	$1,000 + $120
	=	$1,120

In this example, the index closing value of the underlying index has remained greater than or equal to the downside knock-out level on each index business day during the term of the notes. Therefore, a trigger event has not occurred, and as the final index value is

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Morgan Stanley Finance LLC

Dual Directional Knock-Out Notes With Daily Trigger Monitoring due May 7, 2026

Based on the Value of the S&P 500® Futures Excess Return Index

above the upside threshold value, investors receive a return at maturity reflecting 400% of the upside strike return, subject to the maximum upside payment at maturity. The payment at maturity is $1,120 per note, resulting in a return of 12%.

EXAMPLE 4: A Trigger Event HAS NOT occurred and the underlying index increases by 3% from the initial index value to the final index value.

Final index value		515
Index return	=	(515 – 500) / 500 = 3%
Payment at maturity	=	$1,000

In this example, the index closing value of the underlying index has remained greater than or equal to the downside knock-out level on each index business day during the term of the notes. Therefore, a trigger event has not occurred and the final index value is at or below the upside threshold value, but is greater than or equal to the initial index value. Therefore, in this example, investors receive only the stated principal amount of $1,000 at maturity.

EXAMPLE 5: A Trigger Event HAS NOT occurred and the underlying index decreases by 8% from the initial index value to the final index value.

Final index value		460
Index return	=	(460 – 500) / 500 = - 8%
Payment at maturity	=	$1,000 + ($1,000 × absolute index return)
	=	$1,000 + ($1,000 × 8%)
	=	$1,000 + $80
	=	$1,080

In this example, the index closing value of the underlying index has remained greater than or equal to the downside knock-out level on each index business day during the term of the notes. Therefore, a trigger event has not occurred, and investors receive a return at maturity equal to the absolute index return. The payment at maturity is $1,080 per note, resulting in a return of 8%.

If a trigger event does not occur on any index business day during the term of the notes, the return on the notes will equal the index return or the absolute index return, as applicable. If a trigger event occurs on any index business day during the term of the notes, the investor would receive at maturity only the stated principal amount of $1,000 per note, without any positive return on the notes and without any participation in the performance of the underlying index.

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Morgan Stanley Finance LLC

Dual Directional Knock-Out Notes With Daily Trigger Monitoring due May 7, 2026

Based on the Value of the S&P 500® Futures Excess Return Index

Risk Factors

This section describes the material risks relating to the notes. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement, index supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

Risks Relating to an Investment in the Notes

￭The notes do not pay interest and may not pay more than the stated principal amount at maturity. If a trigger event does not occur and the final index value is less than or equal to the upside threshold value but is greater than or equal to the initial index value, you will receive a payment at maturity of only the stated principal amount of $1,000 for each note you hold, without any positive return on your investment. If a trigger event occurs, you will not participate in any performance of the underlying index and will instead receive a payment at maturity of only the stated principal amount of $1,000 for each note you hold, without any positive return on your investment. As the notes do not pay any interest, the overall return on the notes (the effective yield to maturity) may be less than the amount that would be paid on a conventional debt security of ours of comparable maturity. The notes are for investors who are concerned about principal risk but seek an equity index-based return, determined as set forth herein, and who are willing to forgo current income in exchange for the repayment of principal at maturity plus the possibility of benefitting from either the upside leverage or the absolute return feature, each of which is applicable to a limited range of performance of the underlying index, but only if a trigger event does not occur.

￭You may not participate in any performance of the underlying index, and your maximum gain on the notes is limited by the downside knock-out level. If the index closing value of the underlying index is less than the downside knock-out level on any index business day during the term of the notes, the payment at maturity will equal only the stated principal amount, without any participation in the performance of the underlying index, and you will not benefit from the dual-directional feature of the notes. If the index closing value of the underlying index has remained greater than or equal to the downside knock-out level on each index business day during the term of the notes, we will pay per note at maturity: (i) if the final index value is greater than the upside threshold value, the stated principal amount of $1,000 plus a return reflecting 400% of the appreciation of the underlying index beyond the upside threshold value, subject to the maximum upside payment at maturity, or (ii) if the final index value is less than or equal to the upside threshold value but is greater than or equal to the initial index value, the stated principal amount of $1,000, or (iii) if the final index value is less than the initial index value, the stated principal amount plus a positive return equal to the absolute value of the percentage decline, which will effectively be limited to a positive return of 25%. Accordingly, the maximum gain on the notes is limited by the downside knock-out level, and the maximum gain on the notes is $250 per $1,000 principal amount of notes, which would be payable only if a trigger event has not occurred and the final index value represents an appreciation of exactly 25% from the initial index value, or a decline of exactly 25% from the initial index value, as applicable. Any further depreciation of the underlying index beyond the downside knock-out level, each measured as of the close of trading on each index business day during the term of the notes, will result in a payment at maturity of only the stated principal amount, without any positive return on your investment.

￭The appreciation potential of the notes is limited by the maximum upside payment at maturity. The appreciation potential of the notes is limited by the maximum upside payment at maturity of $1,200 per note, or 120% of the stated principal amount. Because the payment at maturity will be limited to 120% of the stated principal amount for the notes, any increase in the level of the index beyond 110% of the initial index value will not further increase the return on the notes.

￭The market price of the notes will be influenced by many unpredictable factors. Several factors will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including whether or not a trigger event has occurred, the value of the underlying index at any time and, in particular, on the valuation date, the volatility (frequency and magnitude of changes in value) of the underlying index, dividend rate on the stocks underlying the reference index, interest and yield rates in the market, time remaining until the notes mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the futures contract, the reference index or equities markets generally and which may affect the final index value of the underlying index and any actual or anticipated changes in our credit ratings or credit spreads. The value of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “S&P 500® Futures Excess Return Index Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per note if you try to sell your notes prior to maturity.

￭The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes. You are dependent on our ability to pay all amounts due on the notes at maturity and therefore you are subject to our credit risk. The notes are not guaranteed by any other entity. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or

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Morgan Stanley Finance LLC

Dual Directional Knock-Out Notes With Daily Trigger Monitoring due May 7, 2026

Based on the Value of the S&P 500® Futures Excess Return Index

anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the notes.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The final index value is not based on the value of the underlying index at any time other than the valuation date. The final index value will be based on the index closing value on the valuation date, subject to postponement for non-index business days and certain market disruption events. Assuming a trigger event does not occur, even if the value of the underlying index moves in a favorable manner prior to the valuation date but then moves in an unfavorable manner by the valuation date, the payment at maturity may be significantly less than it would have been had the payment at maturity been linked to the value of the underlying index prior to such appreciation. Although the actual value of the underlying index on the stated maturity date or at other times during the term of the notes may be different than the final index value, as determined on the valuation date, the final index value will be based solely on the index closing value of the underlying index on the valuation date.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the notes will be influenced by many unpredictable factors” above.

￭Investing in the notes is not equivalent to investing in the underlying index. Investing in the notes is not equivalent to investing in the underlying index, the futures contract or the component stocks of the reference index. As an investor in the notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the component stocks of the reference index. Further, by purchasing the notes, you are taking credit risk to us and not to any counter-party to the futures contract linked to the underlying index. Your return on the notes will not reflect the return you would realize if you purchased any stocks or futures contracts that are tracked directly or indirectly by the underlying index. See “Hypothetical Payout on the Notes” above.

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￭The notes will not be listed on any securities exchange and secondary trading may be limited. Accordingly, you should be willing to hold your notes for the entire 1.5-year term of the notes. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes. As calculation agent, MS & Co. will determine the initial index value, whether a trigger event occurs and the final index value, if applicable, and will calculate the amount of cash you will receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a discontinuance of the underlying index. These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “Description of Equity-Linked Notes—Calculation Agent and Calculations,” “—Alternate Exchange Calculation in the Case of an Event of Default” and “—Discontinuance of Any Underlying Index; Alteration of Method of Calculation” in the accompanying product supplement for equity-linked notes. In addition, MS & Co. has determined the estimated value of the notes on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the notes (and to other instruments linked to the underlying index, the futures contract or the component stocks of the reference index), including trading in the futures contract and the stocks that constitute the reference index as well as in other instruments related to the underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade the stocks that constitute the reference index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value, and, therefore, could affect the value that will be used to determine the payment at maturity. Additionally, such hedging or trading activities during the term of the notes, including on the valuation date, could affect the closing value of the underlying index, and, accordingly, the amount of cash an investor will receive at maturity.

Risks Relating to the Underlying Index

￭Higher future prices of the futures contract to which the underlying index is linked relative to its current prices may adversely affect the value of the underlying index and the value of the notes. The underlying index is linked to the E-mini S&P 500 futures contract currently listed for trading on the CME. As the relevant futures contract approaches expiration, it is replaced by a contract that has a later expiration. Thus, for example, a contract purchased and held in September may specify a December expiration. As time passes, the contract expiring in December is replaced by a contract for delivery in March. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the December contract would take place at a price that is higher than the price of the March contract, thereby creating a “roll yield.” While many futures contracts have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times. It is also possible for the market for these contracts to be in “contango.” Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The presence of contango and absence of backwardation in the market for these contracts could result in negative “roll yields,” which could adversely affect the value of the underlying index, and, accordingly, the value of the notes.

￭Suspensions or disruptions of market trading in futures markets could adversely affect the price of the notes. Securities markets and futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding

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trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of the underlying index, and, therefore, the value of the notes.

￭Legal and regulatory changes could adversely affect the return on and value of your notes. Futures contracts and options on futures contracts, including those related to the underlying index, are subject to extensive statutes, regulations, and margin requirements. The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts.

￭Adjustments to the underlying index could adversely affect the value of the notes. The publisher of the underlying index can make methodological changes that could change the value of the underlying index. Any of these actions could adversely affect the value of the notes. The publisher of the underlying index may also discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index. MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates.

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S&P 500® Futures Excess Return Index Overview

The S&P 500® Futures Excess Return Index, which is calculated, maintained and published by S&P® Dow Jones Indices LLC (“S&P”), measures the performance of the nearest maturing quarterly E-mini S&P 500 futures contracts trading on the Chicago Mercantile Exchange. E-mini S&P 500 futures contracts are U.S. dollar-denominated futures contracts based on the performance of the S&P 500® Index. For additional information about the S&P 500® Index and how it is calculated and maintained, see “S&P® U.S. Indices—S&P 500® Index” in the accompanying index supplement. For additional information about the S&P 500® Futures Excess Return Index, see “Annex A — S&P 500® Futures Excess Return Index” below.

Information as of market close on October 29, 2024:

Bloomberg Ticker Symbol:	SPXFP
Current Index Value:	497.49
52 Weeks Ago:	371.53
52 Week High (on 10/14/2024):	500.65
52 Week Low (on 10/30/2023):	371.53

The following graph sets forth the daily index closing values of the underlying index for each quarter in the period from January 1, 2019 through October 29, 2024. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the same period. The index closing value of the underlying index on October 29, 2024 was 497.49. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The underlying index has at times experienced periods of high volatility. You should not take the historical values of the underlying index as an indication of its future performance, and no assurance can be given as to the index closing value of the underlying index on any day, including the valuation date.

S&P 500® Futures Excess Return Index Daily Index Closing Values January 1, 2019 to October 29, 2024

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S&P 500® Futures Excess Return Index	High	Low	Period End
2019
First Quarter	259.86	222.61	257.61
Second Quarter	268.32	249.60	266.89
Third Quarter	274.16	256.53	269.81
Fourth Quarter	293.61	260.94	292.39
2020
First Quarter	306.53	201.84	233.59
Second Quarter	293.38	222.52	281.92
Third Quarter	326.53	283.09	306.77
Fourth Quarter	343.81	298.67	343.81
2021
First Quarter	364.75	338.62	364.75
Second Quarter	395.12	368.65	395.12
Third Quarter	417.85	391.69	396.79
Fourth Quarter	442.44	396.19	440.03
2022
First Quarter	442.58	385.50	419.87
Second Quarter	424.23	340.09	351.04
Third Quarter	399.05	332.14	332.14
Fourth Quarter	376.43	330.94	353.20
2023
First Quarter	383.43	350.27	375.14
Second Quarter	402.80	369.52	402.80
Third Quarter	414.13	382.87	383.94
Fourth Quarter	424.17	367.27	422.98
2024
First Quarter	460.16	415.04	460.16
Second Quarter	476.24	433.74	472.97
Third Quarter	492.68	446.93	492.68
Fourth Quarter (through October 29, 2024)	500.65	486.79	497.49

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC. See “Annex A — S&P 500® Futures Excess Return Index” below.

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Additional Terms of the Notes

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement or prospectus, the terms described herein shall control.
Underlying index publisher:	S&P® Dow Jones Indices LLC or any successor thereof
Denominations:	$1,000 and integral multiples thereof
Interest:	None
Call right:	The notes are not callable prior to the maturity date
Postponement of maturity date:

If the valuation date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the valuation date as postponed.

Equity-linked notes:

All references to “equity-linked notes” or related terms in the accompanying product supplement for equity-linked notes shall be deemed to refer to dual directional knock-out notes when read in conjunction with this document.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Issuer notice to registered note holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the valuation date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the notes by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile, confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the notes in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date, and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual valuation date for determining the final index value.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary of the payment at maturity on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date and (ii) deliver the aggregate cash amount due with respect to the notes to the trustee for delivery to the depositary, as holder of the notes, on the maturity date.

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Additional Information About the Notes

Additional Information:
Minimum ticketing size:	$1,000 / 1 note
Tax considerations:

Subject to the discussion below regarding the occurrence of a trigger event prior to the issue date, in the opinion of our counsel, Davis Polk & Wardwell LLP, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders.” Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying product supplement) of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of the payments on the notes. The comparable yield will be determined on the pricing date and may be significantly higher or lower than the comparable yield if the notes were priced on the date hereof. The comparable yield and the projected payment schedule (or information about how to obtain them) will be provided in the final pricing supplement. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.

You should read the discussion under “United States Federal Taxation” in the accompanying product supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The comparable yield and the projected payment schedule will not be provided for any purpose other than the determination of U.S. Holders’ accruals of interest income and adjustments thereto in respect of the notes for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payments that will be made on the notes.

Notwithstanding the foregoing, if a trigger event occurs prior to the issue date, the notes will not be treated as “contingent payment debt instruments” for U.S. federal income tax purposes. In this event, the notes will be treated as debt instruments that entitle a U.S. Holder to receive the stated principal amount on the maturity date.

Special rules will apply if a trigger event occurs after the issue date and more than six months prior to the maturity date. Please read the discussion under “United States Federal Taxation—Tax Consequences to U.S. Holders—Long-Term Notes—Adjustments to Interest Accruals on the Notes” in the accompanying product supplement for a discussion of the rules.

If you are a non-U.S. investor, please also read the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

As discussed in the accompanying product supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an Internal Revenue Service (“IRS”) notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any Underlying Security. Based on the terms of the notes and current market conditions, we expect that the notes will not have a delta of one with respect to any Underlying Security on the pricing date. However, we will provide an updated determination in the final pricing supplement. Assuming that the notes do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the notes should not be Specified Securities and, therefore, should not be subject to Section 871(m). Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.

Use of proceeds and hedging:

The proceeds from the sale of the notes will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per note issued, because, when we enter into hedging transactions in order to meet our obligations under the notes, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the notes borne by you and described beginning on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the notes.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the notes by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the futures contract, in the stocks constituting the reference index, in futures and/or options contracts on the reference index or the stocks constituting the reference index listed on major securities markets

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or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could affect the value of the underlying index on the pricing date, and, therefore, could affect the value that will be used to determine the payment at maturity. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the notes, including on the valuation date, by purchasing and selling the stocks constituting the reference index, futures or options contracts on the reference index or the stocks constituting the reference index listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. We cannot give any assurance that our hedging activities will not affect the value of the underlying index, and, therefore, adversely affect the value of the notes or the payment you will receive at maturity. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement.

Supplemental information regarding plan of distribution; conflicts of interest:

MS & Co. expects to sell all of the notes that it purchases from us to an unaffiliated dealer at a price of $ per note, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per note. MS & Co. will not receive a sales commission with respect to the notes.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes. When MS & Co. prices this offering of notes, it will determine the economic terms of the notes such that for each note the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” beginning on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for Equity-Linked Notes and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for Equity-Linked Notes, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley or MSFL will arrange to send you the product supplement for Equity-Linked Notes, index supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for Equity-Linked Notes dated November 16, 2023

Index Supplement dated November 16, 2023

Prospectus dated April 12, 2024

Terms used but not defined in this document are defined in the product supplement for Equity-Linked Notes, in the index supplement or in the prospectus.

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Annex A — S&P 500® Futures Excess Return Index

The S&P 500® Futures Excess Return Index (the “underlying index”) is an equity futures index calculated, maintained and published by S&P® Dow Jones Indices LLC (“S&P® ”). S&P® is a joint venture between S&P® Global, Inc. (majority owner) and CME Group Inc. (minority owner), owner of CME Group Index Services LLC. The underlying index is reported by Bloomberg under the ticker symbol “SPXFP.” All information contained in this document regarding the underlying index has been derived from publicly available information, without independent verification.

The underlying index is the excess return version of the S&P 500 Futures Index, which measures the performance of the nearest maturing quarterly E-mini S&P 500 futures contract trading on the Chicago Mercantile Exchange (“CME”). The underlying index includes a provision for the replacement of the E-mini futures contract as the contract approaches maturity (also referred to as “rolling” or “the roll”). This replacement occurs over a one-day rolling period every March, June, September and December, effective after the close of trading five business days preceding the last trading date of the E-mini S&P futures contract.

E-Mini S&P 500 Futures Contract

The underlying index is constructed from the front-month E-mini S&P 500 futures contract (the “futures contract”). Futures contracts are contracts that legally obligate the holder to buy or sell an asset at a predetermined delivery price during a specified future time period. The futures contract is rolled forward once a quarter, with one-third of the contract being rolled forward on each of the fourth, third, and second day prior to expiration.

The E-mini S&P 500 futures (“ES”) contracts are U.S. dollar-denominated futures contracts, based on the S&P 500® Index (the “reference index”), traded on the CME, representing a contract unit of $50 multiplied by the reference index, measured in cents per index point. The ES contracts listed for the nearest nine quarters, for each March, June, September and December, and the nearest three Decembers are available for trading. Trading of the ES contracts terminates at 9:30 A.M. Eastern time on the third Friday of the contract month. The daily settlement prices of the ES contracts are based on trading activity in the relevant contract (and in the case of a lead month also being the expiry month, together with trading activity on lead month-second month spread contracts) on the CME during a specified settlement period. The final settlement price of ES contracts is based on the opening prices of the component stocks in the reference index, determined on the third Friday of the contract month. For more information about the reference index, see “S&P® U.S. Indices—S&P 500® Index” in the accompanying index supplement.

Underlying Index Calculation

The underlying index, calculated from the price change of the futures contract, reflects the excess return of the S&P 500 Futures Index. The level of the underlying index on a trading day is calculated as follows:

IndexERd = IndexERd-1 × (1 + CDRd)

where:

IndexERd-1	=	The Excess Return Index level on the preceding business day, defined as any date on which the index is calculated
	=	The Contract Daily return, defined as:
CDRd		CDRd =		TDW0t	- 1
TDWIt-1
where:
		t	=	The business day on which the calculation is made
		TDW0t	=	Total Dollar Weight Obtained on t, defined as: CRW1t-1 × DCRP1t + CRW2t-1 × DCRP2t
		TDWIt-1	=	Total Dollar Weight Invested on the business day preceding t, defined as: CRW1t-1 × DCRP1t-1 + CRW2t-1 × DCRP2t-1
		CRW1	=	The contract roll weight of the first nearby contract expiration
		CRW2	=	The contract roll weight of the roll in contract expiration
		DCRP t	=	The Daily Contract Reference Price (the official closing price per futures contract, as designated by the relevant exchange) of the futures contract

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The underlying index is calculated on an excess return basis, meaning that the level of the underlying index is determined by its weighted return reduced by the return that could be earned on a notional cash deposit at the notional interest rate, which is a rate equal to the federal funds rate.

Overview of Futures Markets

Futures contracts are traded on regulated futures exchanges, in the over-the-counter market and on various types of electronic trading facilities and markets. As of the date of this pricing supplement, the futures contract is an exchange-traded futures contract. A futures contract provides for a specified settlement month in which the cash settlement is made by the seller (whose position is therefore described as “short”) and acquired by the purchaser (whose position is therefore described as “long”).

No purchase price is paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin.” This amount varies based on the requirements imposed by the exchange clearing houses, but it may be lower than 5% of the notional value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin, which may vary in form depending on the exchange, with the clearing house or broker involved, a market participant may be able to earn interest on its margin funds, thereby increasing the total return that it may realize from an investment in futures contracts. However, the underlying index is not a total return index and does not reflect interest that could be earned on funds notionally committed to the trading of futures contracts.

At any time prior to the expiration of a futures contract, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position, subject to the availability of a liquid secondary market. This operates to terminate the position and fix the trader’s profit or loss. Futures contracts are cleared through the facilities of a centralized clearing house and a brokerage firm that is a member of the clearing house. Futures exchanges may adopt rules and take other actions that affect trading, including imposing speculative position limits, maximum price fluctuations and trading halts and suspensions and requiring liquidation of contracts in certain circumstances.

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